NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Corporation Announces Second Quarter Results

Spartanburg, South Carolina, July 23, 2009...Synalloy Corporation (Nasdaq:SYNL), a producer of specialty chemicals, stainless steel pipe, vessels and process equipment, announces for the second quarter of 2009 a net loss of $159,000, or $.03 per share, on a 52% sales decline to $25,403,000. This compares to net earnings of $3,391,000, or $.54 per share on sales of $52,922,000 in 2008’s second quarter. The Company produced net earnings of $35,000 for the first six months of 2009, or $.01 per share, on a 41% sales decline to $60,925,000, compared to net earnings of $5,254,000, or $.84 per share, on sales of $103,896,000 in the first six months of 2008.

Specialty Chemicals Segment

The Specialty Chemicals Segment had declines in sales of 26% and 18% and operating income of 19% and 26% in the second quarter and first six months of 2009, respectively, compared to the same periods last year. The sales declines came primarily from the sale on March 6, 2009, of the Segment’s pigment dispersion business. The Segment experienced softened business conditions, mainly in our contract manufacturing, throughout the first six months of 2009 which also contributed to the sales declines as well as the declines in operating income. The Segment benefited from stabilized raw material costs during the first six months after increasing most of 2008 and coupled with an improvement in contract manufacturing during the second quarter, generated a 124% increase in operating income over the first quarter of 2009.

Metals Segment
The global economic turmoil's severe impact on U.S. consumption of certain stainless steel products (sheet, strip, plate, bar, rod and wire) is evidenced by the 47% decline in unit volumes during the first four months of 2009 compared to the same period last year. This data is based on figures prepared by Georgetown Economic Services for the Specialty Steel Industry of North America. Although this data does not include stainless steel pipe, we have no reason to believe the percentage decline in stainless pipe consumption would be significantly different.  The unit volume sales decline in the Metals Segment of 37% in the second quarter and 15% in the first half of 2009 compared to the same periods last year appear more than acceptable under the circumstances.  These unit volume declines together with 41% and 42% decreases in selling prices in the second quarter and first half, respectively, led to the big decline in dollar sales of 63% in the quarter and 51% for the first half of 2009, compared to the same period in 2008.

Stainless steel surcharges, resulting primarily from the changes in nickel prices, continued to fall through May of 2009 to levels equal to about one third of 2008’s first six month averages. The lower volumes also generated unabsorbed manufacturing costs, and taken together with the lower selling prices and unit volumes, caused operating income declines for commodity pipe during the second quarter and first six months of 2009 compared to the same periods of 2008. We cannot precisely calculate the effect of the price declines on profitability, but our estimate is that profits were reduced by about $3,000,000 in the first half of 2009 compared to the first half of 2008 and that the second quarter was only modestly affected. The decline in unit volumes for non-commodity products in the second quarter and first six months came from piping systems when compared to the same periods of 2008. Responding to the poor economy, many of the piping systems’ customers have extended their delivery dates over the past two quarters accounting for the 2009 declines in unit volume for non-commodity products from 2008’s amounts. In the first six months of 2008, piping systems benefited from the completion of several major projects generating strong profits. Despite these factors, non-commodity products generated good operating results for both the second quarter and first six months of 2009. However, the results were well below the strong results achieved in the same periods of 2008 contributing to the operating income declines experienced in 2009 compared to the same periods of 2008.

Other Items
Management recognizes the importance of maintaining a strong financial position during the chaotic economic conditions we currently face. The positive result of the huge price declines that have taken place in our Metals Segment is that working capital needs are decreased by reduced inventory values and accounts receivable. Even though profits were modest in the first six months, cash flow from operations of $16,082,000 ($2.57 per share) let us pay a $632,000 cash dividend, eliminate our bank debt totaling $10,426,000 and increase cash balances by $3,806,000. Our extremely strong balance sheet positions us well to take advantage of any opportunities that may emerge as the year progresses.

Outlook
The Specialty Chemicals Segment began 2009 experiencing difficult conditions during the first two months of the quarter. However, revenues and profits began to improve in March which continued through the second quarter of 2009. With raw material prices stabilizing, primarily from lower petroleum costs, the negative impacts of rapidly increasing raw material costs experienced throughout 2008 seem to be behind us. This should help the Segment generate more consistent profit margins over the last half of 2009, assuming economic conditions do not deteriorate from their current levels. However, the depressed economic conditions make the Segment's second half performance uncertain.

The Metals Segment’s business is highly dependent on capital expenditures which have been significantly impacted by the economic turmoil. Falling stainless steel prices, the depressed economy, and distributors’ reluctance to restock inventories have created a poor pricing environment for our commodity pipe. However, surcharges have increased every month since May 2009, and our steel suppliers implemented a 6% price increase on May 1, 2009 and a second 6% price increase on July 1, 2009, which the industry thinks will be accepted in the marketplace. We are hopeful this signals that the lows in stainless steel prices are behind us which would bode well for future profitability. It is possible that the stimulus spending by the Federal Government, which includes a “Buy-American” provision covering iron and steel, will fund increased activity in the water and wastewater treatment area, a significant part of our piping systems business. Although Management is disappointed with the modest loss in the second quarter of 2009, we remain confident that we are in an excellent position to benefit from the eventual improvement in economic conditions. However, the impact from current economic conditions both domestically and worldwide makes it difficult to predict the performance of this Segment for the remainder of 2009. We believe we are the largest and most capable domestic producer of non-commodity stainless pipe and an effective producer of commodity stainless pipe which should serve us well in the long run. We also continue to be optimistic about the piping systems business over the long term based on our strong backlog, with 80% of the backlog coming from energy and water and wastewater treatment projects. Piping systems’ backlog was $40,300,000 at the end of the second quarter of 2009 compared to $41,007,000 at the end of the first quarter of 2009 and $45,500,000 at the end of 2008. We estimate that approximately 80% of the backlog should be completed over the next 12 months. We will continue our efforts to position the Metals Segment to benefit from the significant infrastructure spending that is anticipated in future years.

For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995

All statements contained in this release that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "anticipate," "plan," “outlook” and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; customer delays or difficulties in the production of products; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather the current economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in Synalloy's Securities and Exchange Commission filings. Synalloy Corporation assumes no obligation to update any forward-looking information included in this release.
Contact:  Greg Bowie at (864) 596-1535

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		SIX MONTHS ENDED
	July 4, 2009	June 28, 2008	July 4, 2009	June 28, 2008

Net sales
Specialty Chemicals Segment	$11,268,000	$15,278,000	$24,163,000	$29,329,000
Metals Segment	14,135,000	37,644,000	36,762,000	74,567,000
	$25,403,000	$52,922,000	$60,925,000	$103,896,000
Operating income (loss)
Specialty Chemicals Segment	$597,000	$736,000	$865,000	$1,175,000
Metals Segment	(108,000)	5,215,000	666,000	8,664,000
	489,000	5,951,000	1,531,000	9,839,000
Unallocated expenses
Corporate	671,000	785,000	1,364,000	1,528,000
Interest and debt expense	89,000	161,000	194,000	354,000
Change in fair value of interest
rate swap	(28,000)	(140,000)	(77,000)	-
Other income	(2,000)	(2,000)	(3,000)	(5,000)

(Loss) income before income taxes	(241,000)	5,147,000	53,000	7,962,000

(Benefit from) provision for
income taxes	(82,000)	1,756,000	18,000	2,708,000

Net (loss) income	$(159,000)	$3,391,000	$35,000	$5,254,000

Net (loss) income
Per basic common share	$(.03)	$.54	$.01	$.84

Per diluted common share	$(.03)	$.54	$.01	$.84

Average shares outstanding
Basic	6,262,959	6,246,165	6,257,035	6,243,070
Diluted	6,262,959	6,295,127	6,261,401	6,287,923

Backlog-Piping Systems & Process Equipment			$40,300,000	$44,500,000

Balance Sheet	July 4, 2009	Jan 3, 2009
Assets
Cash	$3,903,000	$97,000
Accounts receivable, net	13,630,000	21,202,000
Inventories	27,583,000	42,911,000
Sundry current assets	3,144,000	3,686,000
Total current assets	48,260,000	67,896,000
Property, plant and equipment, net	21,352,000	22,130,000
Other assets	4,340,000	4,340,000
Total assets	$73,952,000	$94,366,000

Liabilities and shareholders' equity
Current portion of long-term debt	$-	$467,000
Accounts payable	3,964,000	9,294,000
Accrued expenses	3,039,000	7,276,000
Total current liabilities	7,003,000	17,037,000
Long-term debt	-	9,959,000
Other long-term liabilities	4,495,000	4,503,000
Shareholders' equity	62,454,000	62,867,000
Total liabilities & shareholders' equity	$73,952,000	$94,366,000